Exhibit 99.1
NEWS RELEASE

Wednesday, January 27, 2010

Contact:	Shawn Housley Director, Investor Relations (281) 443-3370 shousley@smith.com
SMITH INTERNATIONAL, INC. REPORTS
FOURTH QUARTER AND FISCAL YEAR RESULTS
          HOUSTON, Texas (January 27, 2010)... Smith International, Inc. (NYSE: SII) today announced fourth quarter net income of $20.1 million, or $0.09 per diluted share on revenue of $1.98 billion. In comparison, third quarter of 2009 earnings from continuing operations, net of charges, were $14.8 million or $0.07 per diluted share on revenue of $1.88 billion, while in the comparable prior-year fourth quarter, earnings from continuing operations, net of charges, were $218.6 million on revenue of $3.06 billion.
          The Company’s fourth quarter was primarily influenced by increased drilling activity in the North American market coupled with stable prices for the Company’s products and services, and by a significant increase in revenue per rig in Latin America and Africa for both M-I SWACO and the Smith Oilfield segments. The improved North American environment contributed to strong revenue growth in the Distribution segment, as well as in the PathFinder and cased-hole wireline service businesses. Although healthy revenue growth for M-I SWACO and Smith Technologies outside North America helped improve overall profitability, margin expansion was hampered by the current level of pricing in the U.S. market.
          Consolidated revenue increased $104.7 million, or 6 percent, from the third quarter of 2009, while worldwide rig count increased by 8%. Approximately half of the sequential revenue increase was generated in North America influenced in large part by a higher level of onshore drilling and completion activity, partially offset by continued weakness in Gulf of Mexico offshore activity and related weather delays. Outside of North America, revenue levels were 5 percent higher as compared to the September 2009 quarter, despite flat sequential rig activity.
          For the 2009 fiscal year, Smith revenue was $8.2 billion with income from continuing operations, net of charges, of $181.5 million or $0.81 per diluted share, as compared to the prior year revenue of $10.8 billion and income from continuing operations, net of charges, of $788.7 million or $3.78 per diluted share. Reported net income for the year 2009 was $148.5 million, or $0.66 per diluted share as compared to $767.3 million of earnings and $3.68 per diluted share reported in the prior year.
          “Our fourth quarter results reflect improved land activity in North America combined with increased offshore activity in Latin America, Europe and Africa.” stated John Yearwood, Chief Executive Officer. “I am very pleased with the continued growth of our PathFinder business which once again outpaced the growth in the U.S. non-vertical rig count. M-I SWACO produced good revenue gains outside of North America and our Distribution segment showed strong sequential revenue growth.
          Consolidated monthly revenues increased during the fourth quarter providing nice momentum as we entered 2010. We are encouraged by this recent improvement in North American activity, however we remain cautious with respect to the sustainability of the current trajectory. With that said, we are optimistic about the projected future growth in deepwater rig activity for our M-I SWACO business and the increased worldwide drilling of new unconventional resources using non-vertical drilling techniques that should benefit our Smith Oilfield segment.
          While the $18.7 million operating loss from our Distribution segment reflects continued sale of high cost inventory and low level of pricing, we expect a meaningful improvement in these results as we enter 2010 due to the liquidation of the 2008 LIFO inventory during the fourth quarter. We will not be giving guidance for the full year 2010 but we do believe that our first quarter earnings, excluding any non-recurring charges, will be generally in line with market expectations. This near term guidance is based upon our current expectation of sequentially stronger industry activity levels and overall positive demand for many of our oilfield lines of business as well as improved earnings from our Distribution segment.”
          William Restrepo, Chief Financial Officer, added, “Strong revenue growth in Europe/Africa, Latin America and Canada were the primary drivers of the sequential increase in operating income. Increased land based activity in the United States, particularly for Distribution and demand for many of our other products and services resulted in significantly higher revenues but with a more limited impact on our operating income, reflecting the current level of prices in this market. We further reduced our working capital in Q4 having decreased inventory by over $127 million and customer receivables by $30 million during the quarter. Our operating cash flow less capital expenditures was approximately $250 million during the quarter, and as a result of our strong liquidity position we were able to reduce our total debt to $2.2 billion at the end of 2009, and our net debt to $1.2 billion. Based upon our current cash balance of $1.0 billion and our undrawn credit facilities of $1.4 billion, we anticipate having sufficient liquidity to meet our working capital and capital spending requirements, as well as to execute on expected acquisitions. In addition, we plan to continue reducing our total outstanding debt during the first half of 2010.
          For 2010, we expect to invest approximately $320 million in net capital expenditures. This forecast could change depending on the market conditions and the opportunities that present themselves throughout the year, particularly to support the growth of PathFinder.
          Lastly, the recent currency devaluation in Venezuela will result in the remeasurement of our Bolivar denominated assets and liabilities at the new exchange rate, resulting in a one-time charge to earnings during the first quarter of 2010. The new foreign exchange regime includes a multiple exchange rate structure and at this point, the Venezuelan regulatory authorities have not provided sufficient clarity on the exchange rates to be applied to the various Bolivar and US dollar positions of our Venezuelan entity. Until more information becomes available, we will be unable to calculate the precise impact of the devaluation on our first quarter results.”
     Segment Results:
          M-I SWACO’s fourth quarter 2009 revenue totaled $1.06 billion, up 6 percent on a sequential basis and 19 percent below the comparable period in the prior year. Over 90 percent of the sequential revenue growth occurred outside of the United States with Canada, Latin America and Africa posting double-digit percentage growth. Land based revenues grew 8 percent in line with a 9 percent growth in land based rigs, and accounted for over 60 percent of the sequential revenue growth. Offshore revenues were up 5 percent as compared to the 3 percent increase in offshore rig count, reflecting strong results in Canada, Latin America, Europe and Africa.
          The Smith Oilfield segment reported revenue of $516.3 million, an increase of 2 percent from the September 2009 period and 46 percent below the comparable prior-year period. The sequential revenue increase was concentrated in the North America market, led by a 29 percent increase in the PathFinder business and double-digit gains in the fishing and remedial as well as the cased-hole wireline businesses. These increases were offset by declines in tubular sales and continued weakness in the U.S. Gulf of Mexico where borehole enlargement and other offshore services experienced lower demand. Smith Oilfield revenue outside the United States rose 2 percent, led by Smith Technologies with another strong contribution from PathFinder.
          The Distribution segment revenue totaled $410.1 million in the fourth quarter of 2009, 8 percent above the prior quarter and 48 percent below the comparable period in the prior year. The increase in revenue from the third quarter of 2009 came primarily from the energy sector, reflecting a return of North American completion activity that resulted in increased capital project spending for maintenance, repair and operating supplies. The

Company believes that the significant negative earnings impact of higher cost inventory on the distribution business operating results should abate in the coming quarter and year.
          Smith International, Inc. is one of the largest global providers of products and services used by operators during the drilling, completion and production phases of oil and natural gas development activities. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing +1-800-233-1182 or +1-847-413-2447 for international calls, and requesting the Smith International, Inc. call hosted by John Yearwood. A replay of the conference call will also be available through Wednesday, February 3, 2010 by dialing 888-843-8996 and entering conference call identification number “25754769”. Further information on the broadcast can be found on Smith’s website at http://www.smith.com/conferencecall.
          Certain comments contained in this news release and today’s scheduled conference call concerning among other things, the Company’s outlook, financial projections and business strategies constitute “forward-looking statements” within the meaning of the federal securities laws. Whenever possible, the Company has identified these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “project,” “should” and similar terms. The forward-looking statements are based upon management’s current expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of risk factors including, but not limited to, overall demand for and pricing of the Company’s products and services, general economic and business conditions, the level of oil and natural gas exploration and development activities, our global operations and global economic conditions and activity, political stability of oil-producing countries, finding and development costs of operations, decline and depletion rates for oil and natural gas wells, seasonal weather conditions, industry conditions, including IP infringement litigation, and changes in and the costs of compliance with laws or regulations, many of which are beyond the control of the Company and other risks and uncertainties detailed in our most recent form 10-K and other filings that the Company makes with the Securities and Exchange Commission. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.
          Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. See the Supplementary Data — Schedule III in this release for the corresponding reconciliations to GAAP financial measures for the three-month periods ended December 31, 2009 and 2008 and September 30, 2009, and the twelve-month periods ended December 31, 2009 and 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
          Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2009	2008	2009

Revenue	$1,983,767	$3,056,371	$1,879,024

Costs and expenses:
Costs of revenue	1,454,759	2,123,189	1,379,284
Selling, general and administrative expenses	406,206	502,425	398,441

Total costs and expenses	1,860,965	2,625,614	1,777,725

Operating income	122,802	430,757	101,299

Interest expense	39,471	33,051	40,479
Interest income	(842)	(994)	(581)

Income before income taxes and noncontrolling interests	84,173	398,700	61,401

Income tax provision	23,157	130,281	17,673

Net income	61,016	268,419	43,728

Noncontrolling interests in net income of subsidiaries	40,903	69,242	36,693

Net income attributable to Smith	$20,113	$199,177	$7,035

Earnings per share attributable to Smith:
Basic	$0.09	$0.91	$0.03

Diluted	$0.09	$0.91	$0.03

Weighted average shares outstanding:
Basic	231,500	218,853	219,337

Diluted	232,763	219,687	220,420

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2009	2008

Revenue	$8,218,559	$10,770,838

Costs and expenses:
Costs of revenue	5,968,479	7,341,922
Selling, general and administrative expenses	1,650,997	1,786,504

Total costs and expenses	7,619,476	9,128,426

Operating income	599,083	1,642,412

Interest expense	150,277	89,765
Interest income	(2,510)	(3,374)

Income before income taxes and noncontrolling interests	451,316	1,556,021

Income tax provision	139,105	505,892

Net income	312,211	1,050,129

Noncontrolling interests in net income of subsidiaries	163,742	282,845

Net income attributable to Smith	$148,469	$767,284

Earnings per share attributable to Smith:
Basic	$0.67	$3.70

Diluted	$0.66	$3.68

Weighted average shares outstanding:
Basic	222,353	207,400

Diluted	223,289	208,727

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2009	2008

Current Assets:
Cash and cash equivalents	$988,346	$162,508
Receivables, net	1,791,498	2,253,477
Inventories, net	1,820,355	2,367,166
Other current assets	215,037	303,233

Total current assets	4,815,236	5,086,384

Property, Plant and Equipment, net	1,923,465	1,844,036

Goodwill and Other Assets	4,000,714	3,885,804

Total assets	$10,739,415	$10,816,224

Current Liabilities:
Short-term borrowings	$358,768	$1,366,296
Accounts payable	589,748	979,000
Other current liabilities	462,273	588,136

Total current liabilities	1,410,789	2,933,432

Long-Term Debt	1,814,254	1,440,525

Other Long-Term Liabilities	684,442	581,958

Stockholders’ Equity(a)	6,829,930	5,860,309

Total liabilities and stockholders’ equity	$10,739,415	$10,816,224

NOTE (a): Noncontrolling interests in consolidated subsidiaries (formerly referred to as minority interests) is now reflected as a component of stockholders’ equity.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008

REVENUE DATA

Consolidated:
United States	$743,802	$1,586,913	$714,063	$3,319,940	$5,080,710
Canada	167,197	227,989	145,175	638,268	851,098

North America	910,999	1,814,902	859,238	3,958,208	5,931,808

Latin America	267,825	255,203	232,433	1,003,864	987,104
Europe/Africa	533,672	630,233	494,963	2,079,139	2,569,803
Middle East/Asia	271,271	356,033	292,390	1,177,348	1,282,123

Non-North America	1,072,768	1,241,469	1,019,786	4,260,351	4,839,030

Total	$1,983,767	$3,056,371	$1,879,024	$8,218,559	$10,770,838

Non-Distribution:

North America	$520,703	$1,049,465	$501,207	$2,276,869	$3,319,130

Latin America	262,925	248,952	229,827	987,137	956,845
Europe/Africa	525,721	614,825	485,123	2,038,306	2,504,024
Middle East/Asia	264,333	348,958	284,329	1,147,076	1,252,140

Non-North America	1,052,979	1,212,735	999,279	4,172,519	4,713,009

Total	$1,573,682	$2,262,200	$1,500,486	$6,449,388	$8,032,139

SEGMENT DATA (b)

Revenue:
M-I SWACO	$1,057,353	$1,304,883	$994,634	$4,224,340	$5,183,335
Smith Oilfield	516,329	957,317	505,852	2,225,048	2,848,804

Subtotal	1,573,682	2,262,200	1,500,486	6,449,388	8,032,139

Distribution	410,085	794,171	378,538	1,769,171	2,738,699

Total	$1,983,767	$3,056,371	$1,879,024	$8,218,559	$10,770,838

Operating Income:
M-I SWACO	$129,205	$202,539	$118,317	$516,355	$839,647
Smith Oilfield	39,058	232,788	36,618	229,063	746,826
Subtotal	168,263	435,327	154,935	745,418	1,586,473
Distribution	(18,729)	52,042	(20,887)	(33,894)	180,178
General corporate	(26,732)	(56,612)	(32,749)	(112,441)	(124,239)

Total	$122,802	$430,757	$101,299	$599,083	$1,642,412

NOTE (b): During 2008, the Company revised its segment reporting in connection with the inclusion of the W-H Energy Services operations to reflect three segments: M-I SWACO, Smith Oilfield and Distribution. In connection with this change, the Company no longer allocates corporate costs to the operating segments. All periods shown have been recast to conform to the current segment reporting structure.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008

OTHER DATA(c)

Operating Income:
Smith ownership interest	$72,723	$345,273	$55,309	$394,121	$1,296,144
Noncontrolling ownership interest	50,079	85,484	45,990	204,962	346,268

Total	$122,802	$430,757	$101,299	$599,083	$1,642,412

Depreciation and Amortization:
Smith ownership interest	$78,230	$76,432	$76,837	$312,097	$212,973
Noncontrolling ownership interest	13,522	13,263	13,462	52,761	50,470

Total	$91,752	$89,695	$90,299	$364,858	$263,443

Gross Capital Spending:
Smith ownership interest	$99,054	$145,036	$71,805	$319,163	$356,482
Noncontrolling ownership interest	16,906	30,025	13,384	51,716	86,403

Total	$115,960	$175,061	$85,189	$370,879	$442,885

Net Capital Spending (d):
Smith ownership interest	$80,661	$117,927	$57,408	$249,518	$287,401
Noncontrolling ownership interest	12,565	29,106	12,436	44,581	82,373

Total	$93,226	$147,033	$69,844	$294,099	$369,774

NOTE (c): The Company derives a significant portion of its revenue and earnings from M-I SWACO and other majority-owned operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the noncontrolling interests’ portion in order to aid in analyzing the Company’s financial results.
NOTE (d): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE III
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008

Operating Income :
GAAP Consolidated Basis	$122,802	$430,757	$101,299	$599,083	$1,642,412

Add Back Charges:
M-I SWACO	—	—	2,796	25,080	4,000
Smith Oilfield	—	—	4,465	25,417	—
Distribution	—	—	443	2,359	731
General Corporate	—	29,881	5,345	7,986	29,881

Non-GAAP Consolidated Basis	$122,802	$460,638	$114,348	$659,925	$1,677,024

Net Income Attributable to Smith :
GAAP Consolidated Basis	$20,113	$199,177	$7,035	$148,469	$767,284

Add Back Charges:
Severance-related and facility closure costs	—	—	7,753	31,415	—
Derivative contract-related loss	—	19,423	—	1,612	19,423
Hurricane-related costs	—	—	—	—	2,035

Non-GAAP Consolidated Basis	$20,113	$218,600	$14,788	$181,496	$788,742

Diluted Earnings per Share :
GAAP Consolidated Basis	$0.09	$0.91	$0.03	$0.66	$3.68

Add Back Charges:
M-I SWACO	—	—	0.01	0.04	0.01
Smith Oilfield	—	—	0.01	0.08	—
Distribution	—	—	—	0.01	—
General Corporate	—	0.09	0.02	0.02	0.09

Non-GAAP Consolidated Basis	$0.09	$1.00	$0.07	$0.81	$3.78

NOTE: Management believes that it is important to highlight certain charges included within operating income to assist financial statement users with comparisons between current and prior period results. During the three-month period ended September 30, 2009 and the year ended December 31, 2009 the Company incurred approximately $13.0 million and $56.0 million, respectively, in severance-related costs, primarily reflecting reductions in North American personnel levels. The year ended December 31, 2009 also included other charges of $2.3 million associated with facility closures and $2.5 million associated with the settlement of an interest rate derivative contract. The three-month and twelve-month periods ended December 31, 2008 include a $29.9 million loss on an interest rate derivative contract. For the year ended December 31, 2008, the Company also incurred hurricane-related charges of $4.7 million.